January 25, 2005

Corporate Communication Contact: Jill Stockham, 816-860-5606

Investor Relations Contact: Begonya Klumb, 816-860-7906

UMB Financial Corporation Announces 2004 Earnings

Kansas City, Mo. -- UMB Financial Corporation (NASDAQ: UMBF), a Kansas City-based multi-bank holding company, announced earnings of $42.8 million or $1.98 per share for the year ended December 31, 2004. This is a decrease of $16.0 million compared to 2003 earnings of $58.9 million or $2.70 per share. The decrease in earnings compared to 2003 was a result of lower net interest income and lower non-interest income partially offset by lower provision for loan losses and lower non-interest expense.

"The interest rate environment continued to challenge our net interest margins during 2004. The last quarter of the year showed that we are beginning to reverse the trends as our loan portfolio grew almost 2 percent and we had net growth in the number of consumer customers and accounts. A recovering economy, coupled with our strong balance sheet, increasing loan portfolio, and strong Scout mutual fund sales, position us well for growth in 2005," said Mariner Kemper, chairman and CEO of UMB Financial Corporation. "In 2005, we will remain focused on growing our commercial and consumer loan portfolios along with our other lines of business. We continue to build out our presence in Phoenix, Arizona where we currently have a loan production office and recently opened an asset management office in Lee's Summit, Missouri."

"We took several steps during the last quarter of 2004 to gain operational efficiencies, further reduce expenses and drive profitability, including the consolidation of our broker/dealer operations, the consolidation of our Collinsville, Illinois call center and the streamlining of our consumer loan operations in Denver, Colorado," said Peter deSilva, president and COO. "Additionally, we developed several new significant partners in our HSA (Health Savings Account) healthcare initiative, including Assurant, Motivano, MHM Resources, MSaver and First Data Corporation. During 2005, we will continue to evaluate our business to make sure we maintain our top priority of providing outstanding service to our customers while we optimize operational efficiencies and capitalize on key growth areas."

For the year ended December 31, 2004, net interest income was $180.1 million compared to $194.1 million for 2003. The decline was due to lower average yields on loans and higher rates on deposits and short-term borrowings. Net interest margin was 3.12 percent for the year ended 2004 compared to 3.31 percent for 2003.

Provision for loan losses declined $6.6 million compared to 2003 due to sustained low net charge-offs.

Non-interest income for 2004 decreased $18.7 million compared to 2003. The decrease was primarily due to lower trust and securities processing fees resulting from the sale of employee benefit account processing and a 2003 gain on the sale of the merchant discount operation ($8.3 million) partially offset by a 2004 $3.1 million gain on the sale of employee benefit accounts.

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UMBFC Earnings Release

Non-interest expense decreased $1.8 million in 2004 compared to 2003. The decrease was primarily due to lower salary and benefit costs from the employee benefit division sale offset by increases in software costs.

Tax expense was down $8.2 million in 2004 compared to 2003 resulting in a 17.2 percent effective tax rate in 2004 compared to a 22.5 percent tax rate in 2003. The decrease in tax rate is primarily attributable to the sale of state tax credits. Missouri historical rehabilitation credits were received for the rehabilitation of a downtown Kansas City building. The Missouri credits in excess of the amount of current year state income tax were sold. This reduced the 2004 state income tax expense by approximately $1.84 million.

For the year ended December 31, 2004, average loans were $2.78 billion compared to $2.59 billion for 2003. Average deposit totals decreased to $4.97 billion for the year ended December 31, 2004, compared to $5.28 billion for 2003. As of December 31, 2004, UMB had total shareholders' equity of $819 million compared to $812 million for the prior year.

The quality of the company's loan portfolio remains high as nonperforming loans at December 31, 2004 totaled $12.8 million compared to $15.9 million a year earlier. As a percentage of total loans, nonperforming loans decreased to 0.45 percent of loans as of December 31, 2004, compared to 0.59 percent of loans as of December 31, 2003. Nonperforming loans are defined as nonaccrual loans and loans more than 90 days past due. The company's allowance for loan losses totaled $42.7 million or 1.49 percent of total loans as of December 31, 2004, compared to $43.5 million, or 1.60 percent of total loans as of December 31, 2003.

Fourth Quarter Results

Earnings for the three months ended December 31, 2004 were $11.7 million or $0.54 per share compared to $17.7 million or $0.81 per share for the three months ended December 31, 2003. Net interest income declined $1.6 million to $45.1 million in the fourth quarter of 2004 compared to $46.7 million for the fourth quarter of the previous year. This was primarily due to higher rates on short-term borrowings. Non-interest income decreased $12.4 million in the fourth quarter of 2004 compared to the same period in 2003. The decrease was primarily due to a gain on the sale of a merchant discount operation ($8.3 million). Non-interest expense declined $1.1 million in the fourth quarter of 2004 compared to the same period in 2003.

The company declared its regular quarterly dividend of $0.22 per share to be paid on April 1, 2005, to shareholders of record at the close of business on March 11, 2005.

To further UMB Financial Corporation's commitment to best practices in corporate governance, 10 of UMB's directors voluntarily resigned their positions on the Board of Directors effective January 25, 2005.  In response, the Board reduced the number of members of the Board from 30 (UMB currently has 28 directors and two vacancies on the Board) to 19 members.  In addition, two additional directors, E. Jack Webster, Jr. and Miriam M. Allison, have voluntarily agreed not to stand for re-election at the expiration of their terms on April 26, 2005.  In response, the Board reduced the number of members of the Board from 19 to 17 members effective April 26, 2005.

The 10 directors who left the Board are:  Paul D. Bartlett, Jr., Peter J. Genovese, William L. Bishop, Newton A. Campbell, C.N. Hoffman III, Thomas E. Beal, William J. McKenna, Tom J. McDaniel, Robert W. Plaster and Alan W. Rolley.

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UMBFC Earnings Release

The Board also amended its corporate governance guidelines to provide that, although not mandatory, directors who reach the age of 70 or who are not actively involved in a significant business endeavor would not normally be expected to stand for re-election thereafter.

Additionally, on January 25, 2005, UMB announced the appointment of Theodore M. Armstrong as a director of UMB effective January 25, 2005.  Mr. Armstrong will also serve on the company's Audit Committee and the Board has designated Mr. Armstrong as the Audit Committee Financial Expert.

"We have always been prudent in our corporate structure and governing standards. In an effort to conform to the trends in current corporate governance best practices, we felt it was appropriate to make these changes at this time to ensure that we maintain strong corporate governance practices," said Mr. Kemper.

About UMB:

UMB Financial Corporation is a multi-bank holding company headquartered in Kansas City, Mo., offering complete banking and related financial services to both individual and business customers. Its banking subsidiaries own and operate 152 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisconsin, a trust management company in South Dakota, and single-purpose companies that deal with brokerage services, consulting services and insurance.

Forward-Looking Statements:

This release contains forward-looking statements of expected future developments. We wish to ensure such statements are accompanied by meaningful cautionary statements pursuant to safe harbor established by the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the release refer to the expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect management's expectations and are based on currently available data; however, actual results are subject to future events and uncertainties, which could materially affect actual performance. Our future performance involves a number of risks and uncertainties. Risks and uncertainties that could affect such performance include, but are not limited to: changing loan demand, the ability of customers to repay loans, changes in consumer saving habits, increases in employee costs, changes in interest rates, competition, and changes in economic conditions or regulatory requirements. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in the company's Securities and Exchange Commission reports, including its annual report and Form 10-K for the year ended December 31, 2004.